Exhibit F

LENDER WELCOME LETTER

DATE

END LENDER NAME

END LENDER ADDRESS

Lender Account No.:

Borrower Account No.:	Loan Closing Date:
Borrower Name:	Loan Funding:	$0.00
Property Address:	Your Funding %:	0.000%

Dear LENDER NAME,

Thank you for allowing Lake City Servicing to be your loan collection agent. The “Borrower Account” number, or loan number, assigned to this loan is referenced above. Also, note your “Lender Account” number above. When making inquiries please have these numbers available.

Our policy is to process each payment and deposit it into our loan servicing trust account on the same day it is received. When the Borrower’s check clears, funds are disbursed to the lenders either by ACH electronic deposit or by a Lake City Servicing trust check. ACH electronic deposits & Checks are issued every Monday, Wednesday & Friday per week. If for any reason your Borrower’s check is returned unpaid, we must place a “Stop Payment” on our trust check issued to you, or reverse your ACH electronic deposit. If our trust check has already been paid to your account, we will request that you immediately reimburse us the full amount of our trust check.

With the exception of loans set up as Adjustable Rate Loans, it is the responsibility of the Lender to notify Lake City Servicing in writing or by email of any changes to the loan or loan terms in a timely manner.

On or around the 5th of each month, you will receive a “Lender Statement” listing all previous monthly payments received, current principal balances, and next payment due dates on each of your accounts.

Please return the enclosed “Loan Servicing Agreement” as soon as possible. It is required by the regulators before Lake City Servicing can process payments and disburse your money.

If you have any questions, please feel free to call 1-800-630-9252, 8:00 a.m. to 5:00 p.m. Monday thru Friday Pacific Standard Time and ask for the Loan Servicing department.

Sincerely,

Lake City Servicing

701 E. Front Ave, Ste. 201 • Coeur d’Alene, ID 83814

Phone: 800-630-9252 Fax: 800-380-6492

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STANDARD LOAN SERVICING AGREEMENT

Borrower:
Lender:
Property Address:
Loan Amount:	$0.00

       THIS STANDARD LOAN SERVICING AGREEMENT (“Agreement”) is made and entered into this ___ day of _________________, 20___, by and between Lake City Servicing (“Servicer”) and the Lender or Lenders whose signatures appear below and in counterparts to this Agreement (collectively, the “Lender”), the Lender being the lender, funder, owner or owner of an interest therein, holder or transferee of that certain promissory note (“Note”) secured by that certain Deed of Trust or Mortgage, whichever is applicable (“Security Instrument”) and further evidenced by certain other loan documents (collectively, the Note, Security Instrument and all other loan documents will be referred to herein as the “Loan Documents”).

1.                   Scope. Lender retains Servicer as Lender’s agent to employ commercially reasonable and prudent practices to collect all scheduled payments on the loan identified above (“Loan”) subject to the terms and conditions of this Agreement. Lender shall supply to Servicer all available relevant documents of the Loan file including, but not limited to Notes, Deed/Mortgages, Modification Agreements, Forbearance Agreements, Assignments or any other document effecting condition of title or payment distribution and showing the correct beneficiary, needed by Servicer to complete its tasks, including but not limited to, file setup, servicing functions, and to satisfy regulatory requirements, before servicing functions will be performed, continued, or funds distributed. Upon any occurrence that could impact servicing functions, including but not limited to, Assignment of Beneficial Interest, modification of Loan terms, Lender must notify Servicer immediately of such occurrence and provide copies of relevant documents before servicing functions will be performed, continued, or funds distributed.

To the extent such instructions do not violate any applicable federal, state or locate law or regulations and unless as otherwise provided herein, Servicer shall follow instructions from Lender; provided, however, if the Loan is owned by multiple Lenders (a “Multi-Lender Loan”), Servicer shall consult with all Lenders but shall only follow instructions from the Majority; provided, however, in the event of instructions from the Lender or a Majority, the Loan Documents shall govern and Servicer shall follow the Loan Documents. A “Majority” is determined by 50.1% or more ownership of the Note. Servicer shall not follow instructions from a Lender or the Majority if such instructions would require Servicer to violate any federal, state or local law or regulations. A default upon any interest in the Note shall constitute a default upon all interests. The Majority may determine and direct the actions to be taken on behalf of all Lenders in the event of default or with respect to other matters requiring the direction or approval of all Lenders, including but not limited to, designation of brokers, servicing agents or others acting on their behalf and the sale, encumbrance or lease of any real or personal properties which may be owned by Lenders as the result of foreclosure or receipt of a deed in lieu of foreclosure, or modification or forbearance of the Loan. Servicer shall consult with Lender or Majority on non-routine collection matters. Servicer shall not, however, enter into any modification or forbearance of the Loan with any borrower without the express written permission of the Lender (or a Majority of Lenders in a Multi-Lender Loan).

1.                   Term and Termination. This Agreement shall commence on the date set forth above. This Agreement shall terminate as to the Loan when any of these events occur: (a) payment in full of the Loan and reconveyance of the related Security Instrument; (b) thirty (30) days’ written notice by Servicer to Lender; (c) thirty (30) days’ written notice by Lender to Servicer (unless a shorter period of time is permitted under certain circumstances as provided in this Agreement or applicable law), or (d) if Lender has checked the box in Section 5, after the property has been sold following foreclosure. If the Lender elects to terminate this Agreement in order to transfer servicing to another party, Lender shall pay Servicer a $75 transfer fee.

Prior to the effectiveness of any termination of this Agreement in its entirety or as to the Loan, Servicer shall deliver to Lender all of Lender’s funds, an appropriate accounting and all necessary documentation. At termination of the Loan, Lender shall immediately reimburse Servicer for any outstanding advances made pursuant to Section 7 below. Servicer shall be entitled to withhold funds due Lender if Lender owed Servicer funds under Section 7.

2.                   Standard Loan Servicing Functions. Servicer shall in accordance with industry standards and applicable laws, rules, and regulations: (a) issue monthly statements to each Borrower for the Loan, including a maturity letter informing Borrower the Loan is going to mature; (b) issue late notices to Borrowers as applicable calculating in any late fees due; (c) issue final notices to each Borrower as applicable warning of the possibility of foreclosure if payment is not received; (d) answer Borrower inquiries, demands, and requests, and act as intermediary between Borrower and Lender; (e) issue payoff demands and beneficiary statements, (f) demand, receive, and collect all Loan payments, deposit them by the next business day into Servicer’s trust account and transfer by bank wire (ACH) or check Lender’s and/or Lender’s share of such funds (net proceeds) in accordance with instructions provided to Servicer, normally within fifteen (15) days of receipt or upon sufficient time to clear funds (but not more than twenty-five (25) business days from the time funds have been cleared); (g) issue annual income tax statements (1098 and 1099-INT) to the Borrower and Lender; (h) execute and deliver on Lender’s behalf and in Lender’s name any documents necessary or convenient for the exercise of any rights or duties which Lender may have as servicing agent under the Security Instruments; and (i) convey payoff demands within two (2) business days of receipt to Lender for written or email approval, and if Lender’s written or email approval is not received by Servicer within the following two (2) business days, Servicer shall assume the payoff demand to be correct and accept it.

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3.                   Standard Loan Servicing Compensation. As consideration, each of the above named Lenders shall pay to Servicer a servicing fee equal to:

a.	Twenty dollars ($20.00) per month on Loans with a principal balance of less than Four Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine and 99/100 Dollars ($499,999.99);
b.	Forty dollars ($40.00) per month on Loans with a principal loan balance greater than Four Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine and 99/100 Dollars ($499,999.99); or
c.	forty percent (40%) of .075% of the principal loan balance on Loans with a principal balance of loans greater than One Million and No/100 Dollars ($100,000,000) payable monthly until the Loan has been paid off. For example, on a Loan with a principal balance of One Million and No/100 Dollars ($100,000,000), the total annual servicing fee payable to the Servicer is Seven Hundred Fifty and No/100 Dollars ($750) or Sixty Two and 50/100 Dollars ($62.50) per month. Forty percent of Sixty Two and 50/100 Dollars ($62.50) is Twenty-Five and No/100 Dollars ($25) per month as the monthly servicing fee Lender shall be responsible for in the above scenario.

Servicer shall deduct the above referenced monthly service fee from that portion of borrower’s payment that is due each Lender. As additional consideration, the Servicer shall be entitled to one hundred percent (100%) of fees related to beneficiary statements and payoff demands, overnight charges NSF fees, reconveyance fees, advancing fees, demand fees, and other fees earned by Servicer and all bankruptcy and administration fees, and fifty percent (50%) of all late charges, fees, and penalties (but 0% of default interest) as described in the Note.

4.	Loan Servicing Functions After Default (including bankruptcy & foreclosure management and monitoring). If the Borrower defaults, the Lender may, but has not obligation, to elect to appoint Servicer as Lender’s agent to conduct the following activities: (i) all activities set forth under Section 3 above; (ii) process and manage foreclosure of the Loan, including authorization to act on behalf of the Lender to execute all foreclosure documents including, but not limited to, Substitution of Trustee. Servicer may produce a copy of this Agreement as evidence of its authority. In accordance with various State and/or Federal Laws and Servicer’s interpretation of proper procedures and risk, Servicer reserves the right to determine how advances and/or late charges are assessed and to adjust all unpaid late charges or assessments of late charges accordingly; (iii) coordinate bankruptcy relief and legal issue resolution; (iv) address known city or municipal notices and issues. If the Lender elects to appoint Servicer to provide the loan servicing functions as set forth in this Section 5, the Advance by Lender or Servicer are subject to the terms of Section 7. Certain foreclosure and bankruptcy fees and expenses are set forth on the attached Exhibit A, which is hereby incorporated into this Agreement by this reference. The fees and expenses set forth on Exhibit A are fees and expenses billed directly to the Lender by a third party national foreclosure management company. Because the fees and expenses set forth on Exhibit A are those of a third party they are subject to change at any time. The Servicer or an affiliate may provide REO services to the Lender; however, such services shall be subject to a separate fee schedule which may be obtained from the Servicer upon request.
a.	Limited Power of Attorney. If Lender has elected to appoint Servicer as Lender’s agent to conduct the activities described in Section 5 above, Lender hereby does make, constitute, and appoint Servicer as Lender’s true and lawful attorney-in-fact for the following specific and limited purposes only:

to do all things necessary or pertinent and to execute any and all documents on behalf of Lender in order for Servicer to carry out and fulfill all of the duties and responsibilities as described above in Section 5 in a timely manner; provided, however, Servicer shall have received email confirmation from Lender consenting to the Servicer’s actions prior to exercising Servicer’s rights under this limited power of attorney.

This limited power of attorney is effective with respect to each Loan and continues until the earlier of (i) the Loan being paid in full and the Security Instrument is released and the property has been reconveyed; (ii) this Agreement has been terminated; or (iii) the property, after being foreclosed upon by the Lender, has been sold, transferred or otherwise assigned by the Lender to a new owner.

5.	Delinquent Loan Servicing Compensation. If the Lender elects to appoint the Servicer to perform the services described above in Section 5 a fee in the amount of $500.00, Prior to Servicer performing any services described in Section 5, Servicer shall send to Lender an invoice detailing Lender’s payment options for those services. The payment options are the following: (i) a one-time flat fee in any amount equal to Five Hundred and No/100 Dollar ($500) or (ii) a monthly fee equal to One Hundred Twenty-Five and No/100 dollars ($125.00).

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6.                   Protective Advances. Lender may make such advances as approved by the Majority or, if Lender is the only owner of the Loan, such advances that are necessary and prudent to protect and to collect Lender’s interest in the Loan. If the Loan is a Multi-Lender Loan, and Lender fails to make advances approved by the Majority, other owners of the Loan are authorized to advance the amount Lender failed to advance and to receive payment in full before any further payments to the Lender who failed to advance payment. Servicer, in its absolute discretion, may advance its own funds to protect the security of Loan, including advances to cure liens, property insurance, foreclosure expenses, repair, advertising, litigation expenses and similar items, but not Loan payments. Servicer shall be reimbursed such advances from the next Loan payment, or within ten (10) days after a written request to Lender. To secure Servicer’s advances, Lender hereby irrevocably assigns to Servicer, to the extent of advances owed to Servicer, the Loan payments or portion of the Loan payoff received after an advance is made, to reimburse Servicer for any advance made on behalf of Lender. Lender will be liable to the remaining investors for all damages incurred as result of the Lender’s failure to act or failure to advance funds. Lender will be liable for actual attorneys’ fees incurred as a result of said failure to act or failure to advance funds. Should Lender not reimburse Servicer for any fees or advances due (including those fees under Sections 4 and 6 above), Servicer has the right to deduct said amount from any funds due Lender (including funds from other loans serviced by Servicer) until such time as Servicer has been reimbursed in full for fees and advances due Servicer from Lender.

7.                   No Additional Obligations of Servicer. Lender acknowledges that Servicer has no obligation, other than described elsewhere in this Agreement, to make any payment (other than the forwarding of a Borrower’s payment) to or on behalf of Lender, to liens or to otherwise protect or enforce the Lender’s security or rights hereunder. In the event any payment collected for the benefit of Lender is returned NSF or uncollectible in Servicer’s Trust Account, Lender will immediately upon notification from Servicer, return Servicer’s uncashed Trust Check, or immediately reimburse Servicer’s Trust Account the full amount received from Servicer’s Trust Check. In no event is Servicer obligated to cover or make good Borrower’s shortages in Servicer’s Trust Account. Servicer is hereby authorized to place a “Stop Payment” on Lender’s Trust Check from Servicer, or reverse any ACH (Electronic Funds Transfer) whenever the representing funds are returned NSF or uncollectible in Servicer’s Trust Account. Servicer may deduct such amounts from any proceeds due Lender.

8.                   Insurance and Taxes. Since the Borrower’s monthly payment does not include amounts for the payment of insurance and/or property taxes, it is the responsibility of the Lender to: (a) verify insurance coverage annually and send copies of insurance coverage to the Servicer, however Servicer is not responsible for the consequences of any non-payment of insurance, and (b) check for payment of taxes annually or use a tax service; Servicer may receive notices of property tax delinquencies and notify Lender of any known non-payment of taxes if Servicer has signed up for a tax service and listed Lender and Servicer for notices of non-payment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes. Servicer accepts no responsibility for the consequences of incorrect information supplied by Lender.

9.                   Loan Documents. Lender shall retain custody of the original Loan Documents, unless otherwise specified in writing by the Lender. In the event Lender elects to have Servicer involved in the foreclosure process set forth above in Section 5, Lender agrees to deliver the original Loan Documents to Servicer upon request.

10.                Warranties. Lender further understands and agrees that the security for any Note and Security Instrument is directly related to the equity in the security real estate and THAT NO WARRANTIES ARE IMPLIED OR EXPRESSED. Lender understands that the value or sale ability of real estate can change at any time and therefore, that equity in the security real estate can increase or decrease. Lender hereby releases Servicer from any liability whatsoever in connection with the determination of the value of the security real estate.

11.                Indemnification. Servicer shall indemnify, defend and hold Lender and its officers, employees, representatives, members, directors, parent companies, affiliates, subsidiaries, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Lender by reason of or arising directly from third party claims that were caused by or resulted from (i) any actions or omissions by Servicer, Servicer’s contractors, or agents, that are outside the scope of its authority hereunder except to the extent Lender has approved of the action that was outside the scope of its authority and/or (ii) taking any action, or refraining from taking any action, with respect to any Loan or property, by Servicer, Servicer's, contractors, or agents, that result from the malfeasance, willful misconduct, gross negligence or a failure by Servicer to act in compliance with the terms of this Agreement. The foregoing indemnification shall survive the termination of this Agreement.

Lender shall indemnify, defend and hold Servicer and its officers, employees, representatives, members, directors, parent companies, affiliates, subsidiaries, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Servicer by reason of or arising directly from third party claims or actions that were caused by or resulted from (i) any actions or omissions in respect of any Loan or property of any prior servicer, owner or originator of a Loan or property, (ii) any acts or omissions taken under the limited power of attorney; provided, Servicer is acting on the upon the direction and email authorization of the Lender, and/or (iii) taking any action, or refraining from taking any action, with respect to any Loan or property, that result from the malfeasance, willful misconduct or gross negligence of Lender, Lender's contractors, or agents, or from the failure of the Lender to provide Servicer the necessary Loan documents in order to allow Servicer sufficient time to timely process satisfactions, payoffs and releases. The foregoing indemnification shall survive the termination of this Agreement.

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12.                Independent Contractor. At all times during the term of this Agreement, Servicer shall be an independent contractor and not an employee of Lender. Lender shall have the right to control Servicer only pursuant to this Agreement. Lender shall not have the right to control the means by which Servicer accomplishes its services and duties pursuant to this Agreement. Servicer shall, at its sole cost and expense, furnish all facilities, materials, and equipment that may be required for furnishing services pursuant to this Agreement.

13.                Servicer Not Agent. Except as otherwise provided herein or as Lender may specify in writing, Servicer shall have no authority, express or implied, to act on behalf of Lender in any capacity whatsoever as an agent. Except as otherwise provided herein or as Lender may specify in writing, Servicer shall have no authority, express or implied, to bind Lender to any obligation whatsoever.

14.                Assignment or Subcontracting. No assignment or subcontracting by Servicer of any of its obligations under this Agreement or of funds to be received under this Agreement shall be of any force or effect unless the assignment has had the prior written approval of Lender. Lender may terminate this Agreement rather than accept any proposed assignment or subcontracting and Lender shall not be liable for any transfer fee. In the event Lender sells, transfers or otherwise assigns the Loan Documents, the new holder/owner of the Loan Documents may be required to execute a servicing agreement with Servicer at the request of Servicer.

15.                Litigation Response Costs. If Servicer is served with a Summons and Complaint which requires Servicer to appear in person and/or give testimony on behalf of Lender for any legal action against Lender, Servicer is to be reimbursed for any litigation response costs, fees and expenses, including, but not limited to, hotel, airline, meals and car rental. Servicer is to be paid $125 per normal business hour from the Servicer’s main office per employee needed. Lender shall not be responsible for any such costs and fees if the appearance is a result or related to Servicer’s act or activity that were not a direct result of Lender’s instructions or not within the scope of the Servicer’s services contemplated under this Agreement.

16.                Limitation of Liability of Servicer. Except to the extent the validity of the Loan is adversely affected or caused by Servicer or its representatives, Servicer is not responsible to Lender, its successors, assigns, Lender, or any other third party for the validity of the Loan submitted by Lender, including without limitation, (i) the Loan documents, including notes, deeds/mortgages, or assignments, (ii) whether the Loan is a valid, enforceable or existing lien on the property, (iii) the enforceability of the Loan against the Borrower of the Loan, (iv) or any regulatory compliance or violation of any other state or federal laws.

17.                Notice. Except as otherwise provided herein, all notices required under this Agreement shall be in writing and delivered by one of the following means (i) personally; (ii) facsimile; or (iv) by overnight delivery service or by first class mail, postage prepaid, to each party at the address listed below. Either party may change the notice address (including email address) by notifying the other party in writing. Notices shall be deemed received upon receipt, electronic confirmation of delivery as to facsimile notices, or three (3) days after deposit in the U. S. Mail, whichever is applicable.

18.                Governing Law. Each Party specifically acknowledges and agrees that this Agreement and its interpretation and enforcement are governed by the laws of the state of Idaho. Furthermore, each Party irrevocably (i) submits to the jurisdiction of any court of the State of Idaho located in Kootenai County for the purpose of any suit, action or other proceeding arising out of this Agreement or any of the agreements or transactions contemplated hereby (each, a “Proceeding”), (ii) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) agrees not to commence any Proceeding other than in such courts and (v) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

19.                Miscellaneous. The substantially prevailing party will be entitled to recover its attorneys’ fees from the substantially non-prevailing parties incurred in connection with the prevailing party’s efforts to enforce this Agreement, regardless of whether any action or proceeding is commenced. Each exhibit referenced in this Agreement is incorporated into this Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof. This Agreement may not be amended except by a writing signed by each party. If for any reason any provision of this Agreement is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced. This Agreement is binding upon the parties and will bind their executors, personal representatives, legatees, heirs, successors and assigns. No waiver by any party of any right or default under this Agreement will be effective unless in writing and signed by the waiving party. No such waiver will be deemed to extend to any prior or subsequent right or default or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. This Agreement may be executed in counterparts and via facsimile or PDF electronic transmission, and each such counterpart will be deemed to be an original instrument. All such counterparts together will constitute one and the same Agreement.

20.                WAIVER OF JURY TRIAL. SERVICER AND LENDER SHALL AND HEREBY DO WAIVE TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW, IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE SAID PARTIES TO THIS AGREEMENT AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES IN ANY WAY CONNECTED WITH THIS AGREEMENT.

(Signature page follows)

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SIGNATURE PAGE
STANDARD LOAN SERVICING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date and year first written above.

SERVICER:

Lake City Servicing

By: LCS Customer Service
Name: LCS Customer Service

Servicer’s Address & Contact Information:

701 E. Front Ave. 2nd Floor
Coeur d’Alene, ID 83814
Phone : 800-630-9252
Fax: 800-380-6492
Email customerservices@lakecityservicing.com

LENDER(S):

________________________________________

________________________________________

(Entity Name & State of Incorporation, if applicable)

________________________________________

(Print Name)

________________________________________

(Signature)

________________________________________

(Print Title, if applicable)

________________________________________

(Print Name)

________________________________________

(Signature)

________________________________________

(Print Title, if applicable)

________________________________________

Lender’s Address & Contact Information:

________________________________________

________________________________________

________________________________________

Phone: _________________________________

Fax: ____________________________________

Email: __________________________________

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Dear LENDER,

As a valued client of Lake City Servicing, we are always looking for ways to improve our service to you. We noticed that you had not signed up for our direct deposit service, and we would like to let you know the benefits this service offers you.

Our direct deposit service automatically deposits your interest payments into the checking or savings account that you specify every Monday, Wednesday & Friday. There’s no more waiting for the mail to get your check! If you’re not home, out on a business trip, or enjoying a vacation you can still collect your interest payments with no worries.

When we direct deposit your interest checks, we will send you an email notification that a payment has been direct deposited to your account. This email includes an attachment that specifies which loan your deposit was for.

We also already send you monthly statements on the first business day of each month. These statements show each deposit that was made for the month prior, as well as showing the status of your portfolio of loans with Lake City Servicing.

We look forward to helping you get the most out of your investment. For your convenience, we have included a direct deposit form with this letter. If you have any questions, please don’t hesitate to contact one of our friendly customer service representatives at (800) 630-9252.

Yours in success,

The Lake City Servicing Team

Send in your ACH Direct Deposit form and get your money faster! Sign up today!!

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DIRECT DEPOSIT FORM

Loan payments due to investor/lenders are directly deposited into any personally identifiable bank account (general investment company accounts are not eligible). You will receive an email notification as well as your bank itemization of the deposit.

Customer Information:

Lake City Servicing Account No.: SIHYF2

Name:_____________________________________________________________________________

Address:___________________________________________________________________________

City: State: Zip Code________________________________________________________________

Telephone #:_______________________________________________________________________

E-Mail (for notification of deposit):____________________________________________________

Banking Information:

Name of Primary Bank:______________________________________________________________

Type of Account:                      ○ Checking              ○ Savings

Routing Number: ________________________Account Number:__________________________

I/we authorize Lake City Servicing to initiate ACH transactions to my/our account indicated above:

___________________________       ________________________________    _______________________________

         Signature                                                                     Date                                                          Signature

___________________________       ________________________________    _______________________________

         Signature                                                                     Date                                                          Signature

PLEASE ATTACH A VOIDED CHECK (OR COPY) TO THIS FORM

Please mail to: Lake City Servicing, 701 E. Front Ave. 2nd Floor Coeur d’ Alene ID 83814

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